AMENDED AND RESTATED ASSET PURCHASE AGREEMENT


       THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is made as of this 15th day of May, 2002 (the "Effective Date"), by and among
(i) ARDENT COMMUNICATIONS, INC., a Delaware corporation, and ARDENT, INC., a Virginia corporation, both debtors and debtors-in-possession (collectively, the "Seller"), each with a principal place of business at 6861 Elm Street, 2nd Floor, McLean, Virginia 22101, and (ii) BEYOND THE NETWORK, INC., a Delaware corporation, or its Permitted Designee (as defined in Section 14(d)) (the "Buyer"), with an office at 12030 Sunrise Valley Drive, Suite 300, Reston, Virginia 20191. Seller and Buyer are sometimes referred to as the "Parties."

                                 RECITALS

     WHEREAS, Seller is engaged in the business of supplying broadband Internet access solutions and web services (collectively, the "Business"); and

     WHEREAS, on October 10, 2001, Seller filed voluntary chapter 11 petitions commencing cases in the United States Bankruptcy Court for the District of Columbia (the "Bankruptcy Court"), Case Nos. 01-02085 and 01-02086 (collectively, the "Chapter 11 Case"); and

     WHEREAS, Buyer desires to purchase certain of the assets of Seller related to or used by Seller in connection with the Business and to assume selected executory contracts of Seller (the "Acquired Assets") (as more particularly defined in Section 2(a)) related to the Business on an expedited basis, and Seller desires to sell, assign and transfer to Buyer the Acquired Assets on an expedited basis, as more particularly described herein and in accordance with Sections 105, 363 and 365 of the United States Bankruptcy Code (the "Bankruptcy Code"); and

     WHEREAS, the Parties agree that time is of the essence in connection with the sale of the Acquired Assets; and

     WHEREAS, the Acquired Assets will be sold free and clear of all liens and Pre-Closing (as defined below) Liabilities pursuant to an order of the Bankruptcy Court approving such sale under Sections 105, 363 and 365 of the Bankruptcy Code (the "Sale Order" defined in Section 8(b)(ii)(B) herein).

     NOW, THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:

       "Acquired Assets" shall have the meaning set forth in Section 2(a).

       "Affiliate" means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Buyer.

       "Agreement" shall have the meaning set forth in the preamble.

        "Assumed Agreements" means those contracts with Dedicated Customers and Web Hosting Customers, peering agreements and arrangements, IP Addresses, and AS Numbers as set forth on Schedule A1, Ardent Peering; Schedule A2, Ardent Peering Documents; Schedule A3, Peering Cross Connects; Schedule A4, Reseller Agreements; Schedule A5, Public Peering Access Circuits; Schedule A6, IP Addresses and AS Numbers; Schedule A7, T1 Access Customers; Schedule A8, Dedicated and Colocated Hosting Customers; Schedule A9, Shared Hosting Customer; and Schedule A10, DS3, OC3, Ethernet Customers.

       "Assumed Liabilities" shall have the meaning set forth in Section 2(c).

       "Assignment and Assumption Agreement(s)" means that or those certain assignment and assumption agreement(s) to be executed and delivered by Seller and Buyer at Closing, or at the time of the actual assignment and assumption of a particular Assumed Agreement during or upon expiration of the Pre-Closing Period, as the case may be, in substantially the form of Exhibit C attached hereto.

       "Auction Hearing Date" shall have the meaning set forth in Section 8(b)(ii)(A).

     "Bank Account" shall have the meaning set forth in Section 16(b).

       "Bankruptcy Code" shall have the meaning set forth in the recitals.

       "Bankruptcy Court" shall have the meaning set forth in the recitals.

       "Bill of Sale" shall have the meaning set forth in Section 4(b).

       "Break-Up Fee" shall have the meaning set forth in Section 8(b)(i).

       "Business" shall have the meaning set forth in the recitals.

       "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, NY or Hong Kong are authorized or required by Law to be closed.

       "Buyer" shall have the meaning set forth in the preamble.

       "Chapter 11 Case" shall have the meaning set forth in the recitals.

       "Claim" means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or
(ii) a right to an equitable remedy, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

       "Closing" shall have the meaning set forth in Section 4(a).

       "Closing Adjustment Time" shall have the meaning set forth in Section 2(b)(i).

       "Closing Date" shall have the meaning set forth in Section 4(a).

       "Cure Amounts" means those amounts owed by Seller to the other parties to the Assumed Agreements as determined by the Bankruptcy Court or by agreements of the parties thereto so that Buyer takes the Assumed Agreements free and clear of any defaults and arrearages as of the Closing Date or, in the case of an agreement that becomes an Assumed Agreement following the Closing pursuant to Section 2(e), as of the date such agreement is actually assumed by Seller and assigned to Buyer.

       "Dedicated Customers" shall have the meaning set forth in Section
2(a)(i).

       "Deposit Date" shall have the meaning set forth in Section 3(a).

       "Domain Names" means the names assigned to specific internet protocol addresses as set forth in Schedule A6.

       "Effective Date" shall have the meaning set forth in the preamble.

       "Employees" means all employees of Seller engaged primarily in the Business as of the Effective Date.

       "Equipment" means the equipment and its attached and associated hardware, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents as set forth on Schedule C1, Cisco Equipment; Schedule C2, Server Equipment 1; Schedule C3, Server Equipment 2; Schedule C4, POP Equipment and Racks; Schedule C5, Server Equipment 3; Schedule C6, Office Equipment; Schedule C7, In House Applications; and Schedule C8, Miscellaneous Office and Computer Equipment.

       "Escrow Agent" shall have the meaning set forth in Section 3(a).

       "Escrow Agreement" shall have the meaning set forth in Section 3(a).

       "Excluded Assets" shall have the meaning set forth in Section 2(b).

       "Excluded Liabilities" shall have the meaning set forth in Section
2(d).

        "Governmental Authority" means any (a) agency, board, bureau, executive, court, commission, department, legislature, tribunal, instrumentality or administration of the United States, a foreign country, or any state, provincial, territorial, municipal, county, local or other governmental entity in the United States or any foreign country; or (b) any securities exchange within the United States or a foreign country.

       "IP Addresses" means the internet protocol addresses set forth in Schedule A6.

       "Law" means any law, statute, regulation, rule, code, ordinance or court order enacted, adopted, issued or promulgated by any Governmental Authority.

       "Liability" or "Liabilities" means any and all liabilities, obligations, judgments, damages, charges, encumbrances, costs, debts, indebtedness and other rights exercisable by third parties of any and every kind and nature whatsoever, absolute or contingent, liquidated or unliquidated, in Law, equity or otherwise.

       "Network" shall mean Seller's current network infrastructure and services including, but not limited to, associated equipment, associated transmission lines, rooms and facilities, power, cables, racks, operating systems, logical addressing, software, applications, processes, monitoring, logistical support, maintenance support, connections to other networks, connections to customers and connections to content servers.

       "Noticees" shall have the meaning set forth in Section 8(a).

       "Official Committee of Unsecured Creditors" shall have the meaning set forth in Section 8(a).

       "Parties" shall have the meaning set forth in the preamble.

       "Peering Agreements" shall have the meaning set forth in Section
2(a)(v).

       "Permitted Designee" shall have the meaning set forth in Section 14(d).

       "Pre-Closing Liabilities" means the obligations or liabilities that arise out of acts or omissions that occur prior to the completion of the Closing and any consequences thereof that may continue after the Closing.

       "Pre-Closing Period" means the period beginning on the Deposit Date and ending on the Closing Date.

       "Procedures Order" shall have the meaning set forth in Section
8(b)(ii)(A).

       "Proprietary Information" shall have the meaning set forth in Section
9(a).

       "Purchase Price" shall have the meaning set forth in Section 3(b).

       "Rejected Agreement" means those contracts, agreements, commitments, understandings and instruments designated by Buyer under this Agreement that will not be assumed by Buyer under the Assignment and Assumption Agreement(s), a list of such rejected agreements being set forth on Schedule B1, Contracts Rejected; and Schedule B2, Rejected Circuit and Service. If a contract, agreement, commitment, understanding or instrument is not listed on any of the Schedules to this Agreement, it shall also be deemed a "Rejected Agreement".

       "Sale Hearing Date" shall have the meaning set forth in Section 8(b)(ii)(A).

       "Sale Order" shall have the meaning set forth in Section 8(b)(ii)(B).

       "Security Deposit" shall have the meaning set forth in Section 3(a).

       "Seller" shall have the meaning set forth in the preamble.

       "Seller's Representatives" shall have the meaning set forth in Section 8(c).

       "Transaction Documents" shall have the meaning set forth in Section
5(a).

       "Transferred Employees" shall have the meaning set forth in Section
7(a).

        "Transition Rejected Agreements" means those contracts, agreements, commitments, understandings, and instruments that the Seller agrees to keep in place to support the Network during the Pre-Closing Period. The Transition Rejected Agreements are required for the operation of the Seller's Network substantially in its current state during which the Buyer will transition the Assumed Agreements and Equipment to new suppliers and locations. The

Transition Rejected Agreements will not be assumed by the Buyer and are set forth on Schedule D1, Transition Contracts; Schedule D2, Transition Channelized DS3s; Schedule D3, Transition Access T1s; Schedule D4, Transition Backbone Circuits; Schedule D5, Transition DSL Access Circuits; Schedule D6, Transition Verizon OC48; Schedule D7, Transition Private Peering Circuits; Schedule D8, Transition Large Customer Circuits; Schedule D9, Transition Fibernet POP; Schedule D10, Transition 1220 L Street POP; and Schedule D11, Transition Qwest POPs.

       "Transitional Employees" shall have the meaning set forth in Section
7(a).

       "Web Hosting Customers" shall have the meaning set forth in Section 2(a)(i).

2.   SALE OF ASSETS

     (a)  Acquired Assets.   At the Closing (as defined in Section 4(a)),
pursuant to Sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions precedent of this Agreement, Seller will sell, assign and transfer to Buyer free and clear of all liens and Pre-Closing Liabilities, and Buyer will purchase free and clear of all liens and Pre-Closing Liabilities, all of the following (collectively, the "Acquired Assets"):

         (i) Customers. Seller's dedicated internet access customers ("Dedicated Customers") and Seller's web hosting customers ("Web Hosting Customers") including all contact information, records and databases relevant to the Customers;

        (ii) Assumed Agreements.   The Assumed Agreements, to the extent the
same are assignable under Section 365 of the Bankruptcy Code or to the extent assignment is consented to by the counter party or parties to such agreements, to the extent the same pertain solely to periods from and after the Closing Date, including any right thereunder or with respect thereto (A) to receive payment for products sold or services rendered from and after the Closing Date; and (B) to assert Claims and take other actions in respect of breaches, defaults and other violations of such Assumed Agreements to the extent such violations occur from and after the Closing Date;

       (iii) Equipment.      Subject to any and all applicable restrictions on
the assignment of software licenses, the Equipment (including all passwords, naming, labels, manuals, instructions, charts, diagrams, lists, databases, inventories, bills of sale and other relevant documents);

        (iv) IP Addresses, Domain Names and Autonomous System Numbers. Subject to any and all applicable restrictions, all of Seller's currently allocated, assigned, used and unused IP Addresses, Domain Names and Autonomous System Numbers from responsible authorities governing the use and structure of the Internet including the American Registry for Internet Numbers (ARIN). IP Addresses and Autonomous System Numbers include, but are not limited to, all IP Addresses and Autonomous System Numbers in use or not in use by the former CAIS and current Ardent network;

        (v)    Peering Agreements.     All public and private agreements and
arrangements with other internet service provider networks for the purposes of "settlement free Peering" (the "Peering Agreements"); and

       (vi) Accompanying Materials. All other equipment, circuits, information and lists owned by Seller and required for the operation of the current Network, excluding those items or services specifically identified as Excluded Assets, Rejected Agreements, Transition Rejected Agreements or not relevant to the operations of the Network.

       (b) Excluded Assets. Notwithstanding anything to the contrary contained in Section 2(a) or any other provision of this Agreement, the Acquired Assets shall not include the following properties and assets of Seller (collectively, the "Excluded Assets"):

            (i) Any accounts receivable related to any current or former customers, including, but not limited to, Dedicated Customers and Web Hosting Customers as of 12:01 a.m. on the Closing Date (the "Closing Adjustment Time");
           (ii) Any cash or equity securities;

          (iii) Any equipment located in any of Seller's warehouses located in Tennessee or Texas; and

           (iv) Any other asset that is not described in Section 2(a).

       (c) Assumption of Liabilities. At the Closing Date, Buyer shall execute and deliver to Seller one or more Assignment and Assumption Agreement(s) pursuant to which Buyer shall assume and agree to discharge solely the Liabilities of Seller under the Assumed Agreements that are not Pre-Closing Liabilities, but arise from and after the actual assumption of each such Assumed Agreement on the Closing Date and all liabilities and obligations related to the Acquired Assets arising from any actions or omissions of Buyer occurring after the Closing Date (collectively, the "Assumed Liabilities"). Buyer shall indemnify Seller and Seller's bankruptcy estate for the Assumed Liabilities.

      (d) Excluded Liabilities. Notwithstanding the provisions of Section 2(c) or any other provision hereof or any Schedule or Exhibit hereto and regardless of any disclosure to Buyer, other than the Assumed Liabilities or as expressly provided herein, Buyer shall not assume or be obligated or be responsible to pay, perform, satisfy or otherwise discharge any Liabilities of Seller whatsoever (collectively, the "Excluded Liabilities").

       (e) Assumption of the Assumed Agreements. The Sale Order shall provide for the assumption by Seller and assignment to Buyer of the Assumed Agreements, effective upon the Closing Date:

            (i) Assumption and Assignment. At the time of the actual assumption of each such Assumed Agreement on the Closing Date, Seller shall assume, and Seller shall assign to Buyer, each of the Assumed Agreements subject to the terms of the Assignment and Assumption Agreement(s). Each Assumed Agreement shall be identified by its date and by the name of the other party or parties to it.

           (ii) Rejection of Agreements. Seller may reject as of the Closing Date any Rejected Agreement. After the expiration of the Pre-Closing Period, Seller may reject any Transition Rejected Agreement; provided however, that Seller may reject any Transition Rejected Agreement prior to the expiration of the Pre-Closing Period if (but only if) Seller has obtained the written consent of Buyer or Buyer has failed to pay any amount required pursuant to
Section 2(e)(iv) within five (5) Business Days of receiving notice thereof.

          (iii) Payment of Cure Amounts. Seller shall be responsible for the payment of any and all Cure Amounts related to the Assumed Agreements as of the Closing Adjustment Time. Seller's obligation to pay Cure Amounts shall be limited to an aggregate amount of One Hundred Thousand and 00/00 United States Dollars ($100,000.00). If the aggregate of the Cure Amounts exceeds One Hundred Thousand and 00/00 United States Dollars ($100,000.00), then Buyer may, at its sole option, (A) instruct Seller to move the Bankruptcy Court to reject such contract(s) or any combination of contracts that would otherwise be Assumed Agreements, which brings the aggregate of the Cure Amounts above One Hundred Thousand and 00/00 United States Dollars ($100,000.00) and/or pay any and all Cure Amounts in excess of One Hundred Thousand and 00/00 United States Dollars ($100,000.00) or (B) terminate this Agreement, it being understood and agreed that, if the Bankruptcy Court does not approve the rejection of one or more contracts under clause (A) of this sentence, Buyer shall still have the right to terminate this Agreement under clause (B) of this sentence.

         (iv) Maintenance Costs. Seller shall use its commercially reasonable efforts to keep all Transition Rejected Agreements in effect until the Closing Date; however, if Buyer notifies Seller that Buyer wishes to have a Transition Rejected Agreement terminated prior to the expiration of the Pre-Closing Period, Seller shall use its commercially reasonable efforts to effectuate such termination (or release Buyer from any further obligation to make maintenance payments) in accordance with Buyer's notice. Buyer shall timely pay or, at Seller's option, promptly reimburse Seller for the following costs and expenses attributable to the Transition Rejected Agreements and the maintenance thereof, for services performed or products supplied during the period commencing as of the Closing Adjustment Time, and terminating on the earlier of (A) the expiration of the Pre-Closing Period or (B) the date that such agreements are actually rejected by Seller if Buyer notifies Seller that it wishes to terminate a Transition Rejected Agreement prior to the expiration of the Pre-Closing Period. Such costs and expenses are limited to all amounts due to third party providers or vendors, as operating, as opposed to capital, costs through the date on which Seller is obligated to pay for such services, all personnel costs (including all compensation, benefits, and any retention or other bonuses that are paid to such personnel) for the employees identified on Schedule 2(e)(iv) (which Schedule shall be completed by Seller and Buyer within five (5) Business Days from the date hereof), and reasonable and actual professional fees that are reasonably necessary and paid in conjunction with the performance of the foregoing services, including, without limitation, reasonable attorneys" fees. Notwithstanding the foregoing, Buyer shall not be required to pay or reimburse Seller for (a) any amounts that are in arrears or delinquent as of the Closing Adjustment Time, or (b) any termination charges or other expenses that are not caused by the continued maintenance of the Transition Rejected Agreements through the Pre-Closing Period.

3.   PURCHASE PRICE

     (a) Security Deposit. Buyer has delivered by wire transfer or by a certified or cashier's check, the amount of Two Hundred Fifty Thousand and 00/00 United States Dollars (US $250,000.00) (the "Security Deposit") into the care of Swidler Berlin Shereff Friedman, LLP as escrow agent (the "Escrow Agent") pursuant to the terms and conditions of this Section 3(a) and of an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"), to be executed by Buyer, Seller and the Escrow Agent. Within five (5) Business Days after the entry of the Sale Order, including the Court's approval of this Agreement in final form, under Section 363(m) of the Bankruptcy Code, the Buyer shall deliver, or cause to be delivered, by wire transfer or by a certified or cashier's check, the Purchase Price less the Security Deposit and the interest thereon, into the care of the Escrow Agent pursuant to the terms and conditions of this Agreement and of the Escrow Agreement. The date of delivery of such payment is referred to as the "Deposit Date".

     (b) Purchase Price. The aggregate purchase price for the Acquired Assets shall be: TWO MILLION EIGHT HUNDRED THOUSAND AND 00/00 UNITED STATES DOLLARS (US $2,800,000.00) (the "Purchase Price"). The Purchase Price is payable in accordance with the following: One (1) day prior to the Closing, Buyer and Seller shall deliver to the Escrow Agent a Mutual Consent Notice (as defined in the Escrow Agreement), instructing the Escrow Agent to wire, upon the successful completion of the Closing, on the Closing Date the amount of the Security Deposit and the balance of the Purchase Price, plus any interest accrued thereon, to the account of Seller as designated in the Mutual Consent Notice.

4.   CLOSING

     (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, NW, Suite 300, Washington, D.C. 20007-5116 or at such other place, or pursuant to such other means, as may be mutually agreed upon by the Parties. The Closing shall take place on the earlier of (i) seventy-five (75) days after the entry of the Sale Order or
(ii) two (2) Business Days after written notice thereof has been provided from Buyer to Seller (the "Closing Date"). Time is of the essence in connection with this Agreement. At the Closing, the Escrow Agent shall deliver (i) the Seller's Deliveries to Buyer, and (ii) the Purchase Price and the Buyer's Deliveries to Seller.

      (b) Seller's Deliveries. On the Deposit Date, Seller shall deliver to Buyer physical possession of all tangible assets comprising the Acquired Assets. On the Deposit Date, Seller shall deliver to the Escrow Agent, to hold and deliver hereunder (i) a bill of sale substantially in the form attached hereto as Exhibit B (the "Bill of Sale") duly executed by Seller;
(ii) Assignment and Assumption Agreement(s) in respect of the Assumed Agreements substantially in the form attached hereto as Exhibit C duly executed by Seller; and (iii) such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer's legal counsel to consummate the sale transactions (as contemplated in the Sale Order), duly executed by Seller, as appropriate. In addition, for the period from the Deposit Date through the Pre-Closing Period, Seller shall, at Buyer's expense, execute and deliver to the Escrow Agent, to hold and deliver hereunder, such further instruments of transfer and take such other commercially reasonable action as Buyer may require to transfer to Buyer, or to perfect the transfer to Buyer of, any of the Acquired Assets free and clear of all liens and Pre-Closing Liabilities. The documents described in this Section 4(b) are hereinafter referred to, collectively, as the "Seller's Deliveries".

     (c) Buyer's Deliveries. On the Deposit Date, Seller shall deliver to the Escrow Agent, to hold and deliver hereunder (i) the Purchase Price in accordance with Section 3(b); (ii) Assignment and Assumption Agreement(s), duly executed by Buyer; and (iii) such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Seller or Seller's legal counsel to consummate the sale transactions (as contemplated in the Sale Order), duly executed by Buyer, as appropriate. The documents described in this Section 4(c) are hereinafter referred to, collectively, as the "Buyer's Deliveries".

5.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

      (a) Organization, Qualification & Authorization. Ardent Communications, Inc. and Ardent Inc. are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and the Commonwealth of Virginia, respectively. The execution and delivery by Seller of this Agreement to Buyer and the sale contemplated hereby has been duly and validly authorized by any and all necessary action on the part of Seller and its stockholders. Subject to Bankruptcy Court approval, this Agreement has been, and the documents executed pursuant to this Agreement (collectively the "Transaction Documents") to which it is a party will have been as of the Closing, duly and validly executed by Seller, and this Agreement, and the other Transaction Documents constitute, and will as of the Closing constitute, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, upon the entry of the Sale Order (as defined in Section 8(b)(ii)(B)); provided, however, if Seller breaches this Agreement subsequent to approval of this Agreement by the Bankruptcy Court and the entry of the Sale Order, Seller shall not dispute that Buyer's actual damages, if any, shall constitute an administrative priority claim under Sections 503(b) and 507(a) of the Bankruptcy Code.

      (b) No Approvals; Conflict. Except for (i) orders, approvals or authorizations of the Bankruptcy Court and (ii) consents, orders, approvals, authorizations or registrations relating to Buyer or its Affiliates or Buyer's or its Affiliates" status as a non-U.S. or non-U.S.-owned entity, Seller has full power, right and authority to sell and transfer the Acquired Assets (other than any software licenses associated with any Acquired Assets) to Buyer and the execution, delivery and performance of this Agreement by Seller and compliance by Seller with the terms hereof will not (x) conflict with any provision of the organizational documents of Seller; (y) result in a default (or give rise to any termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which Seller is a party or by which it is bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which the requisite waivers or consents have been obtained; or (z) violate any statute, law, rule, regulation, order, writ, injunction or decree of any governmental authority or create a lien, encumbrance, security interest or claim upon any of the assets of Seller (other than pursuant to this Agreement).

      (c) Title. Seller has, and at the Closing Buyer shall obtain, good and marketable title to the Acquired Assets, free and clear of all liens, claims, interests, encumbrances, security interests and Liabilities of any kind or nature whatsoever. Seller has not licensed or otherwise granted any person or entity any right or interest in, or right to use, any of the tangible Acquired Assets (other than rights granted to customers pursuant to the Assumed Agreements).

       (d) Broker. Except for Friedman Billings Ramsey, no broker has been engaged by Seller in connection with the transactions contemplated by this Agreement and no brokerage fees will be payable by Seller to any party as the result of the consummation of such transactions.

       (e) Legal Compliance. To the knowledge of Seller, Seller is in compliance with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof), except where such non-compliance would not, individually or in the aggregate, have a material adverse effect on any of the Acquired Assets or Seller's ability to consummate the Closing.

      (f) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 5, SELLER MAKES NO REPRESENTATION OR

WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING, WITHOUT LIMITATION, THE ACQUIRED ASSETS), LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, ADEQUACY OR SUFFICIENCY OF THE ACQUIRED ASSETS TO UNDERTAKE THE BUSINESS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 5, BUYER IS PURCHASING THE ACQUIRED ASSETS ON AN "AS-IS, WHERE-IS" BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

6.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     (a) Organization, Qualification, Authorization. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The execution and delivery of this Agreement to Seller and the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors, and Buyer shall deliver to Seller, at or prior to the execution hereof, copies, certified by Buyer's Secretary, of the minutes of the meeting of its Board of Directors at which such authority was granted. Buyer has taken all action required by the laws of the State of Delaware or any other applicable law to authorize the transactions contemplated herein.

     (b) Litigation. There are no pending or, to the knowledge of Buyer, threatened actions or proceedings before any court or administrative agency or other authority which might or will materially or adversely affect Buyer's ability or right to perform all Buyer's obligations hereunder.

     (c) No Approvals; Conflict. This Agreement constitutes the legal, valid and binding agreement of Buyer, enforceable in accordance with its terms. The consummation of the transactions contemplated hereby will not conflict with or result in a breach of any provision of, or constitute a default under, any contract, agreement, instrument, regulation, law or order of any court, administrative agency or federal, state or local authority to which Buyer is a party, by which it is bound or to which it may be subject for which Buyer has not obtained a waiver or the consent of the affected party. The execution, delivery and performance of this Agreement by Buyer will not (i) conflict with or result in a breach or violation of any term or provision of Buyer's Certificate of Incorporation or Bylaws, nor shall its execution, delivery or performance conflict with or result in a breach of any of the terms, conditions or any provision of, or constitute a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment exercise, suspension or revocation) under, any indenture, mortgage, contract, agreement or other instrument to which Buyer is a party, or by which it or its properties are or may be bound or affected, (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Buyer's properties or assets, except for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on Buyer's ability to complete the transactions contemplated by this Agreement or (iii) constitute an event that would permit any party to terminate any agreement or accelerate the maturity of any indebtedness or other obligation of Buyer.

       (d) Broker. No broker has been engaged by Buyer in connection with the transactions contemplated by this Agreement and no brokerage fees will be payable by Buyer to any party as the result of the consummation of such transactions.

      (e) Financial Capability. Buyer currently has and will have sufficient ash and/or available credit facilities and/or commitments to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement and the Transaction Documents.

7.   EMPLOYEES

    (a) Evaluation of Employees. Other than with respect to Transitional Employees (as defined below), commencing with the approval of the Procedures Order and until the Closing, Buyer may evaluate Employees for purposes of identifying those Employees to whom Buyer would like to make offers of employment, and Buyer may at any time, in its sole discretion, offer (contingent upon the Closing) employment to any such Employees (Employees who accept such offers of employment are referred to herein as "Transferred Employees"). Such employment by Buyer shall be based on terms and conditions acceptable to both Buyer and the Transferred Employees. Seller shall not be required to compel or instruct any Employee to be interviewed by Buyer, nor shall Seller be required to disclose to Buyer any information contained in any personnel files, unless the Employee specifically consents in writing to such disclosure. No Employee shall be required to negotiate or accept any offer of employment from Buyer. Seller may designate up to five (5) employees who in Seller's sole judgment are essential for the operation of the Seller through the Pre-Closing Period ("Transitional Employees"). With respect to Transitional Employees, commencing with the approval of the Procedures Order and until the end of the Pre-Closing Period, Buyer may evaluate Transitional Employees for purposes of identifying those Employees to whom Buyer would like to make offers of employment, and Buyer may at any time, in its sole discretion, offer (contingent upon the completion of the Pre-Closing Period) employment to any such Transitional Employee (also a "Transferred Employee").

      (b) Identification of Employees. Buyer shall be under no obligation to offer employment to any Employee of Seller; however, to the extent Buyer has, prior to the entry of the Sale Order, identified Employees to whom it is considering making offers of employment, Buyer shall provide to Seller prior to the entry of the Sale Order the names of such Employees and the general terms of such proposed offers. From the time of the date of the entry of the Sale Order until and including the Closing Date, Buyer shall notify Seller as soon as commercially practicable of (i) the decision by Buyer to offer employment to any other Employees and the identities of such Employees and
(ii) the decision by Buyer to opt not to offer employment to any Employees previously identified.

     (c) Obligations of Seller. Seller shall retain the sole responsibility for all matters relating to the maintenance of personnel and payroll records with respect to its Employees, the withholding and payment of federal, state and local income and payroll taxes, the payment of workers" compensation and unemployment compensation insurance, salaries, wages and pension, welfare and other fringe benefits, including any severance and/or pay-out of accrued vacation pay that may be triggered as a result of any termination of employment (including all severance and vacation pay Liabilities incurred on or prior to the Closing Date) and the conduct of all other matters relating to labor relations. Seller shall retain Liability for compliance with all applicable labor and employment Laws relating to its Employees and for any workers" compensation or similar workers" protection Claims with respect to any such Employee whether incurred prior to, on or after the Closing Date. At the Closing, Seller shall release Buyer from any and all obligations and liabilities Buyer might have to Seller with respect to any Transferred Employee"s terms of employment with Seller, competition, confidentiality, loyalty and other fiduciary agreements and duties.

8.   COVENANTS

     (a) Notice of Sale. Seller will mail notice of the sale, which notice will comply and be served in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any applicable local bankruptcy rules and any applicable order of the Bankruptcy Court, to the committee of unsecured creditors appointed in the Chapter 11 Case (the "Official Committee of Unsecured Creditors") and all persons and entities (collectively, the "Noticees") who or which (i) are listed as secured or unsecured creditors in the schedules filed by Seller in the Chapter 11 Case, in Seller's books and records, in Seller's filings with the U.S. Securities and Exchange Commission or in Seller's most recent United States tax returns; (ii) have filed a proof of claim in the Chapter 11 Case, whether or not claiming a security interest;
(iii) are listed as secured parties, arguably claiming ownership of, a lien against or a security interest in, any of the Acquired Assets; (iv) are parties to, or beneficiaries of, any of the Assumed Agreements; (v) are present or past (within the past 12 months) employees of Seller; or (vi) have filed, in the Chapter 11 Case, an appearance or request for notice; or (vii) are designated by Buyer, by name and address, in a notice(s) to Seller; provided, however, that Buyer shall be responsible for any postage expense attributable to any Noticees designated pursuant to Section 8(a)(vii).

     (b) Bankruptcy Court Approvals.

         (i) Seller confirms that its negotiation of this Agreement with Buyer is critical to its obtaining the highest and best price for its assets, and that without Buyer's commitment of substantial time and expense to the process, Seller would have to employ a less orderly process for the sale of its assets and therefore risk attracting lower prices. Seller acknowledges that Buyer would not have invested the time and incurred the expense of negotiating and documenting the transaction if it were not entitled to a break-up fee. Notwithstanding anything in this Agreement to the contrary, if Buyer is not the successful bidder for the Acquired Assets because a bid or bids higher and better than the Purchase Price is approved by the Bankruptcy Court and closes, and provided this Agreement has not been terminated by Seller pursuant to Section 13(a)(vi) at that time, Buyer shall be entitled to a break-up fee of Thirty-Three Thousand and 00/00 United States Dollars (US $33,000.00) (or such other amounts as the Bankruptcy Court may approve) (the "Break-up Fee"). The Break-Up Fee shall be payable to Buyer at the closing of the sale of the Acquired Assets to such alternate bidder from the gross proceeds of such sale.

       (ii) As promptly as possible after the date hereof, Seller will file and serve motions (and, at a minimum, notice will be made to any parties to all Noticees) pursuant to Bankruptcy Code Sections 105, 363, and 365, as applicable:

             (A) seeking entry of an order (on an expedited basis) substantially in the form attached hereto as Exhibit D (the "Procedures Order"), approving among other things the payment of the Break-Up Fee as an administrative priority claim under Bankruptcy Code Sections 503(b) and 507(a), approving procedures for the sale of the Acquired Assets (including an overbid amount of Forty Three Thousand and 00/00 United States Dollars (US $43,000.00) over the Purchase Price and an incremental bid amount of Ten

Thousand and 00/00 United States Dollars (US $10,000.00)), and setting dates for the auction sale of the Acquired Assets no later than May 17, 2002 (the "Auction Hearing Date"), and the hearing on the sale of the Acquired Assets no later than May 17, 2002 (the "Sale Hearing Date"); and

            (B) seeking entry of an order substantially in the form attached hereto as Exhibit E (the "Sale Order"), which, among other things, (i) authorizes Seller to sell, transfer and assign the Acquired Assets to Buyer, on an expedited basis, pursuant to this Agreement and Sections 105, 363 and 365 of the Bankruptcy Code, as applicable, free and clear of liens, secured and unsecured claims, ownership and other interests, encumbrances and security interests of any nature or kind or any other Liabilities, (ii) determines that Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that Buyer has acted in good faith and is a bona fide purchaser for value, that the Purchase Price is fair and reasonable, and that the sale of the Acquired Assets is free and clear of all liens, secured and unsecured claims, ownership and other interests and encumbrances; (iii) provides that the Assumed Agreements are assigned to Buyer pursuant to Section 365 of the Bankruptcy Code, that Buyer has and assumes no Pre-Closing Liabilities under the Assumed Agreements and that all Assumed Agreements are enforceable against the nondebtor parties in accordance with their terms; (iv) finds that Seller has provided all cures required under Sections 363, 365 and 105 with respect to the Assumed Agreements; (v) holds that, under Section 1145 of the Bankruptcy Code, the issuance, at the Closing, of the stock certificates described in Section 3(b) is not subject to registration or other filing under any applicable securities law and that neither Buyer nor any Affiliate thereof needs to be registered or licensed under any securities law in order to issue such certificates; and (vi) provides that the ten (10) day periods provided for in Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) are waived.

     (c) Books and Records. After the Closing, Buyer shall allow Seller and any of its then current directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Seller's Representatives") reasonable access to all business records and files of Seller or the Business that are transferred solely to Buyer in connection herewith, which are reasonably required by such Seller's Representatives in order to complete the Chapter 11 Case or for tax or other valid business purposes, during regular business hours and upon reasonable notice to Buyer. Seller's Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer's business or operations.

     (d) Additional Matters. Subject to the terms and conditions herein, except as provided by the Bankruptcy Code, the Bankruptcy Rules or any other orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Case, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to obtain all necessary waivers, consents and approvals required under this Agreement. At all times prior to the completion of the Closing, each of the Parties agrees to use commercially reasonable efforts to notify the other promptly of any event or condition which would cause any of the representations or warranties of the Party required to give such notice to not be true as though such representations and warranties were made as of each day after the Effective Date. In addition, Seller shall promptly provide to Buyer copies of any and all notices of termination, or reductions in service, received from any of the Dedicated Customers or Web Hosting Customers.

    (e) Preservation of Acquired Assets. Subject to Section 16, Seller will use its commercially reasonable efforts to safeguard, preserve and maintain the integrity and operation of the Acquired Assets pending Closing. Seller shall not voluntarily make or voluntarily allow any material adverse changes to the Acquired Assets, including, but not limited to, the amendment or termination of any or all of the Assumed Agreements.

    (f) Transition Services. From the date of the entry of the Sale Order through the Closing Date, Seller and Buyer shall perform the services specified on Schedule D, Schedule of Transition Services.

    (g) Notice of Cure Amounts. The Sale Order will provide timely notice to any and all parties to the Assumed Agreements of the Cure Amounts for each such Assumed Agreement.

    (h) Employees of Seller. From the Effective Date through the Closing Date, or until the termination of this Agreement, upon the termination or receipt of notice of resignation of an Employee, Seller shall provide notice of such termination or resignation to Buyer within three (3) Business Days.

    (i) Monthly Reports. From the Effective Date through the Closing Date, or until the termination of this Agreement, Seller shall provide Buyer with a copy of all monthly operating reports that Seller files with the Bankruptcy Court.

    (j) Access. At all times prior to the Closing Date, Seller shall make available to Buyer and Buyer shall have access to, and the use of, without additional charge, all the real and personal property and other assets that are the subject of the Transition Rejected Agreements to inspect and monitor the same, to run tests and analyses thereof, and to study the operation and abilities thereof.

9.   CONFIDENTIALITY

     (a) Seller possesses and will possess following the Closing confidential and proprietary business information relating to the Acquired Assets and the Business (the "Proprietary Information"). Seller agrees that it will maintain the confidentiality of all Proprietary Information and will not use, or disclose to any other party, for any purpose whatsoever, any Proprietary Information relating to the Acquired Assets or the Business (except to authorized representatives of Buyer and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 9(a)), unless (i) such information becomes known to the public generally through no fault of Seller, (ii) disclosure is required by law or the order of any Governmental Authority, or (iii) Seller reasonably believes that such disclosure is required in connection with the defense of a lawsuit or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, Seller shall, if possible, give prior written notice thereof to Buyer, its successors or assigns, and provide Buyer, its successors or assigns with the opportunity to contest such disclosure. Further Seller acknowledges the critical importance of maintaining the Proprietary Information as confidential and agrees that because any award of monetary damages would be inadequate for any breach of this covenant and would cause irreparable harm to Buyer, that in any event of the breach or threatened breach of this covenant Buyer will be entitled to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this covenant but will be in addition to all other remedies available at law or equity.

     (b) Buyer agrees that prior to the Closing and, in the event that Buyer is not the successful bidder, after the termination of this Agreement, it will not disclose confidential information with respect to Seller, the Acquired Assets or the Business, for any purpose or reason whatsoever (except to authorized representatives of Buyer and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 9(b)), unless (i) such information becomes known to the public generally through no fault of Buyer, (ii) disclosure is required by law or the order of any Governmental Authority, or (iii) Buyer reasonably believes that such disclosure is required in connection with the defense of a lawsuit or for certification or state licensure purposes; provided, that prior to disclosing any information pursuant to clauses (ii) or (iii) above, Buyer shall, if possible, give prior written notice thereof to Seller, its successors or assigns, and provide Seller, its successors or assigns with the opportunity to contest such disclosure. Further, Buyer acknowledges the critical importance of maintaining the Proprietary Information as confidential and agrees that because any award of monetary damages would be inadequate for any breach of this covenant and would cause irreparable harm to Seller, that in any event of the breach or threatened breach of this covenant Seller will be entitled to equitable relief, including injunctive relief and specific performance. Such remedy shall not be the exclusive remedy for any breach of this covenant but will be in addition to all other remedies available at law or equity.

10.  CONDITIONS TO Buyer's OBLIGATION

     The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following condition: The Sale Order, in all respects in a form reasonably acceptable to counsel for Buyer, has been entered by the Bankruptcy Court and either (i) is no longer subject to stay, modification or appeal and has become a final order; or (ii) provides that the ten (10) day periods provided for in Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) are waived.

      The obligation of Buyer to perform the actions to be performed by it under this Agreement on or before the Deposit Date is subject to satisfaction of all of the following conditions (all or any of which may be waived, in whole or in part, by Buyer) as of the Deposit Date:

      (a) The Procedures Order has been entered by the Bankruptcy Court, is no longer subject to stay, modification or appeal and has become a final order;

      (b) The Sale Order, in all respects in a form reasonably acceptable to counsel for Buyer, has been entered by the Bankruptcy Court and either (i) is no longer subject to stay, modification or appeal and has become a final order; or (ii) provides that the ten (10) day periods provided for in Federal Rules of Bankruptcy Procedure 6004(g) and 6006(d) are waived;

      (c) Seller's representations and warranties contained in the Agreement are true and correct in all material respects as of the Deposit Date as though such representations and warranties were made at such time;

      (d) Seller has, in all material respects, performed or complied with, as the case may be, all obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or before the Deposit Date;

      (e) A duly authorized officer of Seller has executed and delivered to Buyer a certificate dated as of the Deposit Date certifying as to (c) and (d) above;

      (f) Seller has executed and delivered the Bill of Sale and the Assignment and Assumption Agreement(s) as provided herein;

      (g) There is no injunction or order of any court or government authority of competent jurisdiction, whether threatened, pending or in force, prohibiting the transactions contemplated by this Agreement;

      (h) The percentage of Dedicated Customers shall not have decreased by more than twenty nine percent (29%) between the Effective Date and the Closing Date. The percentage of traffic generated by Web Hosting Customers (including all Dedicated, collocated and shared customers) shall not have decreased (via termination of service or decrease in bandwidth) by more than twenty percent (20%), measured as the average of the traffic during the ninety
(90) days immediately prior to the Effective Date compared to the average of the traffic during the thirty (30) days immediately prior to the Deposit Date; the associated contracts for the Dedicated Customers and the Web Hosting Customers shall have been held to be assumable and assignable by Seller pursuant to an order of the Bankruptcy Court;

     (i) Seller shall not have received specific notice, from either UUNET or Genuity, that such internet service provider intends to terminate its Peering Agreement with Seller or to impose settlement charges upon traffic transmitted by Seller to, or received by Seller from, such internet service provider, nor shall the Bankruptcy Court have held such Peering Agreements incapable of assignment and assumption; and

    (j) There shall not have been a war or terrorist attack, the happening or consequences of which cannot be prevented or avoided or which is beyond the reasonable control of either of the Parties, and which materially and adversely affects the Business.

11.   CONDITIONS TO Seller's OBLIGATIONS

      The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following condition: The Sale Order has been entered by the Bankruptcy Court.

      The obligation of Seller to perform the actions to be performed by it under this Agreement on or before the Deposit Date is subject to satisfaction of the following conditions (all or any of which may be waived, in whole or in part, by Seller) as of the Deposit Date:

      (a) The Sale Order has been entered by the Bankruptcy Court;

      (b) Buyer's representations and warranties contained in the Agreement are true and correct in all material respects as of the Deposit Date as though such representations and warranties were made at such time;

      (c) Buyer has, in all material respects, performed or complied with, as the case may be, all obligations, covenants and conditions required by this Agreement to have been performed or complied with in all material respects on or before the Deposit Date;

      (d) A duly authorized representative of Buyer has executed and delivered to Seller a certificate dated as of the Deposit Date certifying as to (b) and
(c) above; and

      (e) There is no injunction or order of any court or government authority of competent jurisdiction prohibiting the sale.

12.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

      The representations and warranties of the parties hereto included or provided for herein, shall not survive the Closing and, after the completion of the Closing, there shall be no liability in respect thereof, whether such liability has accrued prior to the Closing or after the Closing, on the part of either of the Parties.

13.   TERMINATION

      (a) Termination. At any time before the Deposit Date, this Agreement may be terminated (i) by mutual written agreement of the Parties; (ii) by either party if the Sale Order has not been entered on or before May 22, 2002 or the Deposit Date has not occurred on or before June 3, 2002; (iii) by Buyer if any condition set forth in Section 10 relating to the Deposit Date has become incapable of fulfillment or has not been satisfied on or before June 3, 2002; (iv) by Buyer in the event of any material breach by Seller, prior to the Deposit Date, of any of Seller's agreements, representations or warranties contained herein and the failure of Seller to cure such breach within seven
(7) calendar days after receipt of written notice from a Buyer requesting such breach to be cured; (v) by Seller if any condition set forth in Section 11 relating to the Deposit Date has become incapable of fulfillment or has not been satisfied on or before June 3, 2002; or (vi) by Seller in the event of any material breach by Buyer, prior to the Deposit Date, of any of its agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within seven days after receipt of notice from Seller requesting such breach to be cured.

     (b) Effect of Termination. If the Agreement is terminated pursuant to clause (i) of Section 13(a), all obligations of the Parties shall terminate without liability of any party to the other, and the Security Deposit, and if applicable the balance of the Purchase Price deposited in escrow hereunder, (and any interest thereon) shall be returned to Buyer. If the Agreement is terminated pursuant to clause (ii) of Section 13(a), all obligations of the Parties shall terminate without liability of any party to the other, and the Security Deposit (and any interest thereon) shall be returned to Buyer. If the Agreement is terminated pursuant to clauses (iii) or (iv) of Section 13(a), such termination is without prejudice to any other rights Buyer may have with respect to any breach of any representation, warranty or covenant by Seller, and Buyer shall be entitled to the immediate return of the Security Deposit (and any interest thereon), subject to the penultimate sentence of this Section 13(b). If the Agreement is terminated pursuant to clause (v) of
Section 13(a), such termination is without prejudice to any other rights Seller may have with respect to any breach of any representation, warranty or covenant by Buyer, and Buyer shall be entitled to the immediate return of the
Security Deposit (and any interest thereon).   If the Agreement is terminated
pursuant to clause (vi) of Section 13(a), Seller shall be entitled to retain the Security Deposit as liquidated damages without prejudice to any other rights Seller may have with respect to any breach of any representation, warranty or covenant by Buyer. The remedies set forth in the foregoing provisions of this Section shall be in addition to all other rights and remedies available at law or in equity on account of any breach. Notwithstanding anything to the contrary in this Section 13(b), the provisions of Section 9(a) and 9(b) shall remain in full force.

      (c) THE TERMS AND CONDITIONS OF THIS AGREEMENT ARE SUBJECT TO THE APPROVAL OF THE BANKRUPTCY COURT. Seller shall use its reasonable best efforts to obtain such approval and the approval of the orders described in Sections 8(b) and 13(a), within the respective deadlines set forth in Section 13(a), so as to avoid any termination under this Section 13(c) or under
Section 10 or Section 11. In addition, if the Bankruptcy Court does not approve this Agreement the Procedures Order and the Sale Order without any material changes from the forms set forth in the respective Exhibits hereto and without any material conditions, Buyer shall have the right to terminate this Agreement and receive the return of its Security Deposit.

14.  MISCELLANEOUS PROVISIONS

     (a) Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law as determined by a written opinion of counsel or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use commercially reasonable efforts to advise the other party prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement and all other documents referred to herein constitute the entire agreement between the Parties and supersede the Asset Purchase Agreement dated as of April 24, 2002 and any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns, including, in the case of Seller, a Chapter 11 trustee in the event such a trustee is appointed, or a Chapter 7 trustee in the event the Chapter 11 Case is converted. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that Buyer may with at least five (5) days" prior written notice to Seller (i) assign any or all of its rights and interests hereunder to one or more of its wholly owned subsidiaries or to an Affiliate (a "Permitted Designee") and (ii) designate one or more of its Permitted Designees to perform its obligations hereunder (in any or all of which cases the party hereto nonetheless shall remain responsible for the performance of all of its obligations hereunder); and provided, however, that Seller may assign to any entity the rights to enforce the obligations set forth in Section 9(b).

     (e) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Any signature page delivered by facsimile or telecopy shall be binding to the same extent as an original signature page with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given with respect to this Agreement shall be in writing and shall be delivered (charges prepaid, receipt confirmed or return receipt requested (if available)) by hand, by internationally and nationally recognized air courier service or by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any Notice required or permitted to be given with respect to this Agreement by either of the Parties shall also be sent to the Official Committee of Unsecured Creditors. Notice shall be deemed given and effective (i) if delivered by hand or by internationally or nationally recognized air courier service, when delivered at the address specified in this Section 14(g) (or in accordance with the latest unrevoked written direction from such party) or (ii) if given by facsimile when such facsimile is transmitted to the facsimile number specified in this Section 14(g) (or in accordance with the latest unrevoked written direction from such party), provided, that, appropriate confirmation is received and that any such facsimile is promptly followed by delivery of written notice delivered by hand or by internationally or nationally recognized air courier service.

If to Seller:                        Copy to:

Ardent Communications, Inc.          Swidler Berlin Shereff Friedman, LLP
6861 Elm Street, 2nd Floor           3000 K Street, Suite 300
McLean, Virginia 22101               Washington, DC 20007
Attention: Liran Gordon,             Attention: Roger Frankel, Esq.
           Senior Vice President                Andrew M. Ray, Esq.
Tel: (703) 276-4205                  Tel: (202) 424-7500
Fax: (703) 276-4360                  Fax: (202) 424-7647

and Copy to:

Arnold & Porter
555 12th Street, N.W.
Washington, DC 20004
Attn:  Michael Bernstein, Esq.
Tel:  (202) 942-5577
Fax:  (202) 942-5999

If to Buyer:                         Copy to:

Beyond the Network, Inc.             Deckelbaum Ogens & Raftery, Chartered
12100 Sunset Hills Road              3 Bethesda Metro Center
Suite 300                            Suite 200
Reston, VA  20190                    Bethesda, Maryland  20814
Attn:  Braham Singh,                 Attention:  Kenneth L. Samuelson, Esq.
       Chief Operating Officer       Tel: (301) 347-3469
Tel: (703) 517-9581                  Fax: (301) 961-9229
Fax: (703) 391-2778

and Copy to:

Company Secretary
39th floor, PCCW Tower
TaiKoo Place
979 King's Road
Quarry Bay, Hong Kong
Tel No.: 852-2883 6615
Fax No.: 852-2962 5725
and Copy to:

Arnold & Porter
555 12th Street, N.W.
Washington, DC 20004
Attn:  Michael Bernstein, Esq.
Tel:  (202) 942-5577
Fax:  (202) 942-5999


     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the District of Columbia without giving effect to any choice or conflict of law provision or rule (whether of the District of Columbia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the District of Columbia.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Except with respect to Seller's payment of the Break-Up Fee as provided for in Section 8(b)(i), each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Agreement and the transactions contemplated hereby.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
The word "including" shall mean including without limitation.

     (m) Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Assignment and Transfer of IP Addresses, Domain Names and AS Numbers. At Closing and until the completion of the Pre-Closing Period, Seller agrees to cooperate fully and execute all necessary documents, agreements, releases, or other such requirements including, but not limited to, completion of the ARIN IP/AS Transfer Request form for the sole purposes of ensuring the proper transfer of control for the IP Address space, Domain Names and Autonomous System Numbers identified herein to Buyer.

     (o) Appointment of Trustee, Agent, Receiver or Plan Administrator. If a trustee, agent, receiver or plan administrator is appointed in this Chapter 11

Case or any Chapter 7 cases to which this Chapter 11 case might be converted, such person shall have all the rights of Seller.

15.  SELLER'S COVENANTS FOLLOWING ENTRY OF SALE ORDER

     Subject to Section 16, below, Seller agrees to use commercially reasonable efforts to keep in place substantially the entire Network during the Pre-Closing Period as defined and outlined herein. From the date hereof until and including the Closing Date, Seller shall not voluntarily take or permit any actions that may disrupt or impede the operations of the Network, unless and until authorized in writing by the Buyer to terminate a specific service, circuit, function, or operation. Subject to Section 16 below, the Seller agrees to use commercially reasonable efforts:

     a. To maintain, from the date hereof until the Closing Date, the connections and services associated with the Transition Rejected Agreements and required for the operation and function of the Network;
     b. To the extent possible on the Deposit Date and throughout the Pre-Closing Period, to identify to Buyer the contact information for suppliers of services, including transmission, colocation, power, software, systems, maintenance and support suppliers;

     c. To the extent possible on the Deposit Date and throughout the Pre-Closing Period, to provide such information and documentation that is reasonably available to identify the services to suppliers;

     d. To continue to pay for the services identified in the Transition Rejected Agreements in a timely manner and keep the vendors current and paid or, at its option, to provide to Buyer invoices, or other evidence of costs, for payment by Buyer with respect to those services identified in Section 2(e)(iv) as Buyer's obligation to pay or to reimburse Seller for the costs of such vendors;

     e. To discontinue promptly, and to provide reasonable documentation of the discontinuation of, those services provided in connection with the Transition Rejected Agreements that are no longer required as identified to Seller in writing by Buyer;

     f. To the extent possible on the Deposit Date and throughout the Pre-Closing Period, to provide all necessary passwords, access lists, and other operational information to allow Buyer to take possession of the Equipment in an operational state;

     g. To the extent possible on the Deposit Date and throughout the Pre-Closing Period, to provide Buyer with all necessary information and documentation in Seller's possession or control relating to the configuration and operations of the current Network; and

     h. To the extent possible on the Deposit Date and throughout the Pre-Closing Period, to provide Buyer with all necessary information and documentation in the Seller's possession or control relating to the allocation, management, assignment, distribution and use of IP addresses allocated to Seller for use in the Network.

Buyer shall be entitled to all revenues attributable to the Dedicated Customers and Web-Hosting Customers commencing with the Deposit Date. Seller shall promptly pay over to Buyer any cash received by Seller with respect to such revenues. Buyer shall be responsible for all costs and expenses associated with the Assumed Agreements commencing with the Deposit Date and which are arise on or after, and are attributable to the period from and after, the Deposit Date.

16.  BUYER'S MANAGEMENT RIGHTS AND DUTIES.

     Throughout the Pre-Closing Period, Buyer shall have the following management rights and duties with respect to the Business:

     (a) Buyer shall have the right and duty, pursuant to the terms and conditions set forth in this Agreement and throughout the Pre-Closing Period, to manage the Acquired Assets, including, without limitation, the right to have access to and use of the Acquired Assets and to direct Employees as required to provide services to the Dedicated Customers and Web-Hosting Customers;

     (b) As of the Deposit Date, Buyer shall establish a bank account ("Bank Account") and Seller shall deposit therein throughout the Pre-Closing Period, all cash and customer receivables from the operations of the Acquired Assets and pertaining to the Pre-Closing Period. Buyer may withdraw funds from the Bank Account in Buyer's discretion for the continued operations of the Acquired Assets or otherwise; and

     (c) Buyer shall use its reasonable best efforts to cause an orderly and uninterrupted migration of Dedicated Customers and Web-Hosting Customers off of Seller's network to the network(s) of Buyer or designated by Buyer during the Pre-Closing Period; provided, however that the Customers shall remain customers of Seller until the Closing Date.

     (d) On or prior to the Deposit Date, Buyer shall obtain customary insurance with respect to the Acquired Assets, and shall name Seller as an additional loss payee thereunder.

     (e) Buyer shall indemnify and hold harmless Seller, its directors, officers, employees and agents from and against any liability arising out of
(a) any action taken by any of the foregoing at the specific direction of Buyer and (b) any acts or omissions of Buyer with respect to the Acquired Assets from and after the Deposit Date (but excluding any acts or omissions of Seller with respect to the same, except as set forth in clause (a)).

17.  AMENDMENTS TO SCHEDULES.

     IPS Group is hereby deleted from Schedule A7.

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                     "SELLER":

                                     ARDENT COMMUNICATIONS, INC.,
                                     a Delaware corporation


                                     By:
                                        --------------------------
                                     Name:
                                     Title:


                                     ARDENT, INC.,
                                     a Virginia corporation

                                     By:
                                        --------------------------
                                     Name:
                                     Title:


                                     "BUYER":

                                     BEYOND THE NETWORK, INC.,
                                     a Delaware corporation



                                     By:
                                        -------------------------
                                     Name:
                                     Title:

                            LIST OF SCHEDULES

Schedule A     Schedule of Assumed Agreements
---------------------------------------------

A1     Ardent Peering
A2     Ardent Peering Agreements
A3     Peering Cross-Connects
A4     Reseller Agreements
A5     Public Peering Access Circuits
A6     IP Addresses, Domain Names and AS Numbers
A7     T1 Access Customers
A8     Dedicated and Colocated Hosting Customers
A9     Shared Hosting Customers
A10    DS3, OC3, Ethernet Customers

Schedule B     Schedule of Rejected Agreements
----------------------------------------------

B1     Contracts Rejected
B2     Rejected Circuit and Service

Schedule C     Equipment
------------------------

C1     Cisco Equipment
C2     Server Equipment 1
C3     Server Equipment 2
C4     POP Equipment and Racks
C5     Server Equipment 3
C6     Office Equipment
C7     In House Applications
C8     Miscellaneous Office and Computer Equipment

Schedule D     Schedule of Transition Services
----------------------------------------------

D1     Transition Contracts
D2     Transition Channelized DS3s
D3     Transition Access T1s
D4     Transition Backbone Circuits
D5     Transition DSL Access Circuits
D6     Transition Verizon 0C48
D7     Transition Private Peering Circuits
D8     Transition Large Customer Circuits
D9     Transition Fibernet POP
D10     Transition 1220 L Street POP
D11     Transition Qwest POPs

Schedule 2 (e)(iv)     Employees


                              LIST OF EXHIBITS

Exhibit A     Escrow Agreement
Exhibit B     Bill of Sale
Exhibit C     Assignment and Assumption Agreement
Exhibit D     Procedures Order
Exhibit E     Sale Order